Exhibit 10.2

AMENDMENT NO. 1 TO
EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT (this “Amendment”), dated as of October 5, 2015, is made by FluoroPharma Medical, Inc., a Nevada corporation (the “Company”), and Tamara Rhein (the “Executive” and, together with the Company, are sometimes referred to individually as “Party” and collectively as the “Parties”).

RECITALS

WHEREAS, the Company and the Executive entered into an employment agreement (the “Agreement”) dated as of August 22, 2012;

WHEREAS, the Company and the Executive desire to amend a provision of the Agreement, as amended by this Amendment, as described herein; and

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

AMENDMENT

1.           Capitalized Terms.  Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement.

2.           Amendment to Agreement.

(a)           Section 10(b) of the Agreement shall be deleted and the following section shall be substituted in lieu thereof:

“(b)           Severance.                      In the event that the Executive is terminated by the Company without Cause, or upon the occurrence of, or within thirty (30) days prior to, or within twelve (12) months following, the effective date of a Change of Control (as defined below), or if Executive resigns her employment hereunder for Good Reason (as defined below) within twelve (12) months following the effective date of a Change of Control, the Company shall pay or provide to the Executive (i) any earned but unpaid Base Salary, unpaid pro rata annual bonus and unused vacation days accrued through the Executive’s last day of employment with the Company; (ii) continued coverage, at the Company’s expense, under all Benefits Plans in which the Executive was a participant immediately prior to her last date of employment with the Company, or, in the event that any such Benefit Plans do not permit coverage of the Executive following her last date of employment with the Company, under benefit plans that provide no less coverage than such Benefit Plans, for a period of six (6) months following the termination of employment in the event of a termination without Cause or twelve (12) months following the termination of employment (or resignation for Good Reason) in connection with a Change of Control; (iii) reimbursement of any and all reasonable expenses paid or incurred by the Executive in connection with and related to the performance of her duties and responsibilities for the Company during the period ending on the termination date; and (iv) the Base Salary, as in effect immediately prior to the Executive’s termination hereunder, for a period of six (6) months following the termination of employment in the event of a termination without Cause, or for a period of twelve (12) months following the termination of employment (or resignation for Good Reason) in the event of a Change of Control (collectively “Severance”). All payments due hereunder shall be payable according to the Company’s standard payroll procedures. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

For purposes of this Agreement, “Change of Control” shall mean the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events (excluding in any case transactions in which the Company or its successors issues securities to investors primarily for capital raising purposes):

(i)           the acquisition by a third party (or more than one party acting as a group) of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction;

(ii)           a merger, consolidation or similar transaction following which the stockholders of the Company immediately prior thereto do not own at least fifty percent (50%) of the combined outstanding voting power of the surviving entity (or that entity’s parent) in such merger, consolidation or similar transaction;

(iii)           a change in the effective control of the Company which occurs on the date that a majority of members of the Company’s board of directors is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the board prior to the date of the appointment or election;

(iv)           the dissolution or liquidation of the Company; or

(v)           the sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company.“

For purposes of this Agreement, “Good Reason” for Executive to terminate her employment in connection with a Change of Control hereunder shall mean the occurrence of any of the following events without Executive’s prior written consent:

(i)           a material reduction or change in  Executive’s authority, duties or responsibilities;

(ii)           a material reduction in Executive’s base compensation; provided, however, that if such reduction occurs in connection with a Company-wide decrease in executive compensation, such reduction shall not constitute Good Reason for Executive to terminate her employment;

(iii)           a change in the geographic location of 75 miles or more at which Executive must perform her services; or

(iv)           any material breach or material violation of a material provision of this Agreement by the Company.

3.           Ratification.  Except as expressly amended hereby, all of the terms, provisions and conditions of the Agreement are hereby ratified and confirmed in all respects by each Party hereto and, except as expressly amended hereby, are, and hereafter shall continue, in full force and effect.

4.           Entire Agreement.  This Amendment and the Agreement (as amended) constitute the entire agreement of the Parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, both written and oral, between the Parties with respect thereto.

5.           Conflicting Terms.  In the event of any inconsistency or conflict between the Agreement and this Amendment, the terms, conditions and provisions of this Amendment shall govern and control.

6.           Amendments.  No amendment, supplement, modification or waiver of this Amendment shall be binding unless executed in writing by all Parties hereto.

7.           Counterparts.  This Amendment may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract.

8.           Governing Law.  This Amendment shall be governed by and construed in accordance with the internal laws of the State of New Jersey, without giving effect to the choice of law provisions.

9.           Successors and Assigns.  This Amendment shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 to the Employment Agreement as of the date set forth above.

COMPANY: FLUOROPHARMA MEDICAL, INC. By: /s/ Johan M. (Thijs) Spoor Name: Johan M. (Thijs) Spoor Title: CEO EXECUTIVE: /s/ Tamara Rhein Tamara Rhein